PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement"), is made and entered as of date of execution (the "Effective Date"), by and between TERRI A. HOURIGAN, Trustee of the TERRI A. HOURIGAN 2003 REVOCABLE TRUST dated May 23, 2003 ("Seller"), and EMPYREAN HOLDINGS, Inc., a Nevada corporation, ("Buyer").

RECITALS:

A. Seller owns that certain real property located at 1118 N. Patterson, Santa Barbara, California, 93111 County of Santa Barbara ("County"), State of California, Assessors Parcel Number 069-060-40, together with all appurtenant improvements, rights, interests, easements, tenements and estates, more fully described on Exhibit A attached hereto (collectively, the "Property").

B. Seller is in the development stage of the Project pursuant to a Parcel Map application with the County of Santa Barbara (the "Project"). The party desires to sell to Buyer, and Buyer agrees to purchase from Seller, the Property as a developed project, on the conditions contained in this Agreement.

C. Contemporaneously with this Agreement, the parties have entered into an Option Agreement, pursuant to which Seller granted to Buyer an option to acquire the property on terms and conditions stated therein, a copy of which is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises and covenants of the Parties, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

AGREEMENT:

1. Definitions. Certain capitalized terms used in this Agreement have the meanings defined below:

1.1 Accounting Records means the accounting of all costs, no matter how defined, under the separate categories

of Development Costs, Purchase Costs and Building Costs, to be completed on a monthly basis by Buyer, and to be reported in writing to all parties by no later than the 15th of the following month.

1.2 Approved, Approval or Approvals means that with respect to any item or matter for which approval by any Authorities is required, the Authorities have voted to approve such item or matter and all applicable appeal periods for such approval have expired without the filing of an appeal, or if an appeal has been filed, that the appeal has been resolved on terms satisfactory to Buyer in its sole and absolute discretion.

1.3 Authorities means governmental or quasi-governmental agencies or authorities having any jurisdiction over the Property.

1.4 Buyer is defined in the first paragraph of this Agreement.

1.5 Closing means the date upon which a Grant Deed is recorded in the Official Records of the County, title to the Property is conveyed to Buyer, and possession of the Property is delivered to Buyer, in accordance with the terms of this Agreement.

1.6 Closing Date means thirty (30) days following recordation of the Final Map for the Project, or as otherwise extended pursuant to the agreement herein.

1.7 Deleted.

1.8 Costs. Costs, as used herein, are defined as follows:

a. Development Costs are those expenses incurred in the approval process for the governmental application for the Final Map only, but exclude Building Costs and Option Costs.

b. Building Costs include the costs necessary to construct the individual structure and related Project improvements not required to be completed for Map recording. Each Building Cost shall not include proportionate costs of the land relating to the structure, or any other Development or Purchase Costs.

c. Purchase Costs are those costs that are not Development Costs or Building Costs, but relate only Options Deposits and other payments to Seller prior to the close of escrow.

1.9 Effective Date means the date of execution of this Agreement.

1.10 Environmental Law is defined in Section 11.4.

1.11 Escrow means the escrow established pursuant to this Agreement through which the purchase and sale of the Property shall be consummated.

1.12 Escrow Holder means First American Title Company, Santa Barbara, California office.

1.13 Grant Deed means a grant deed to the Property in the form of Exhibit C.

1.13 Hazardous Substance is defined on Exhibit D.

1.14 Final Map Recordation is the date of recordation of the governmental agency-approved Final Map of the Project.

1.15 Opening of Escrow is the date on which Escrow is opened under Section 3.1.

1.16 Parties and Party are defined in the first paragraph of this Agreement.

1.17 Permitted Exceptions means general and special real property taxes and assessments a lien not yet due and payable; and any other liens, easements, encumbrances, covenants, conditions and restrictions of record approved, or waived if a Disapproved Exception, by Buyer pursuant to Section 4.1, or created by Buyer; or the executed Option between the parties.

1.18 Property and Project defined in the Recitals to this Agreement.

1.19 *Deleted.*

1.20 Deleted.

1.21 Purchase Price means FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS AND NO CENTS ($5,800,000.00).

1.22 Deleted.

1.23 Title Company means Land America/Lawyer's Title, Santa Barbara office.

1.24 Title Policy means a current ALTA Form B-1970 owner's title insurance policy with such endorsements as Buyer may reasonably request, in amount equal to the Purchase Price, insuring fee title to the Property vested in Buyer, subject only to the Permitted Exceptions.

2. Purchase and Sale. Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, on the terms and conditions set forth herein.

3. Escrow and Deposit.

3.1 Opening of Escrow. Upon execution of this Agreement and the Option by the parties, the parties shall open an escrow with the escrow holder. This Agreement shall constitute joint escrow instructions to Escrow Holder. The Parties shall execute such additional instructions not inconsistent with the provisions of this Agreement that may be reasonably required by Escrow Holder and shall be bound by Escrow Holder's general instructions; provided, however, that as between the Parties, if any conflict between the provisions of this Agreement and the provisions of Escrow Holder's general instructions exists or arises, then the provisions of this Agreement shall control.

3.2 Cancellation. At any time prior to the final payment of consideration, Seller may, in Seller's sole discretion, cancel this Agreement, notwithstanding any prior performance of Buyer to date, on the following terms and conditions:

(a) Seller shall pay within sixty (60) days of notice of cancellation all Development Costs, and Building Costs for renovation, to Buyer, plus a sum equal to fifteen (15%) percent per annum on those sums, accruing monthly, beginning the date of first payment of Option Deposits, of those costs incurred to date. Upon return of that sum, Buyer will

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execute a Quitclaim Deed and surrender all rights relating to this Agreement, at no cost to Seller.

3.3 Option Deposits.

(a) Buyer shall pay to Seller Option Deposits on the specified dates outside of escrow. Escrow Holder is not to be concerned with those payments or receipt of them. Execution of any escrow instruction following any of those payments, or of any escrow instruction constituting an instruction to close, following the date of those payments, will be deemed to be acknowledgment of timely receipt. Buyer will pay Seller on or before the following dates the following sums: November 1, 2009: $100,000, December 1, 2009: $100,000, and January 1, 2010: $100,000 / Additionally, if any extension was granted as provided hereafter, the additional two $50,000 payments will be considered Option Deposits. All Option Deposits paid will be credited towards the Purchase Price.

(b) If the Closing fails to occur because of (i) a breach or default hereunder by Buyer or (ii) the negligence or willful misconduct of Buyer or Buyer's employees, agents, contractors, representatives, licensees, invitees or consultants, then, upon Seller's demand, and as Seller's sole and exclusive remedy, (a) Escrow Holder shall immediately terminate the Escrow without the need for any further instructions, (b) this Agreement shall be terminated, (c) Seller shall retain the Option Deposits due or paid, as liquidated damages in accordance with Section 18.2, below, and (d) neither Party shall have any further obligation to the other hereunder.

(c) If the Closing fails to occur because of (i) a breach or default hereunder by Seller or (ii) the negligence or willful misconduct of Seller or Seller's employees, agents, contractors, representatives, licensees, invitees or consultants, then, upon Buyer's demand, without limiting Buyer's rights or remedies hereunder or pursuant to applicable law, Escrow Holder is hereby authorized and directed to immediately return all or any portion of the Deposit then in Escrow to Buyer upon Buyer's written request. Parties agree that currently no breach exists.

4. Buyer's Inspections and Feasibility Investigations. Buyer, upon giving notice of exercise of the Option, will have accepted the title and property conditions on the Property in their then-current condition.

4.1 Title.

(a) Within twenty (20) calendar days following the Effective Date, Seller shall obtain and provide an updated Preliminary Title Report.

(b) Buyer shall deliver title to the Property at closing, subject only to the permitted exceptions and Option, described hereafter. Seller shall remove all monetary liens on the Property prior to close of escrow, and Buyer shall accept the title in its then "as is" condition, which Buyer shall determine prior to giving notice of exercise of the Option.

(c) Buyer releases all contingencies of sale upon notice of exercise of the Option.

4.2 Buyer's Investigation. Buyer shall have reasonable rights of access to books and records, and dealings with Seller's agents relating to approval of the Project. Buyer shall not interfere with the process, but will be retained by Seller, at no compensation, to serve as Seller's agent in the continuation of the approval process.

4.3 Access.

(a) Seller grants to Buyer and its agents access to the Property for reasonable conditions, testing, investigations, and other determinations to be made at the sole discretion of Buyer, except for tests or conditions that would permanently damage the Property.

(b) Seller appoints Buyer as its agent to handle, and pay for solely at Buyer's expense, the Map recordation process and all Development Costs.

(c) Renovation work. Approximately November 1, 2009, or upon a different date in agreement with Seller, Buyer may begin renovating the two existing residences. This work will be done by Buyer for Buyer's benefit at his sole expense. Neither Buyers nor any other agent or employed contractor shall have the right to lien the Property, and Buyer shall provide, for the benefit of Seller any notices of non-responsibility, contractor payments, bonds, and the like, so as to protect the Property from any Mechanic's Liens. Buyer shall insure Seller, to Seller's satisfaction, and hold Seller harmless of any claims.

5. Closing; Delivery of Possession.

5.1 Closing. The Closing shall occur on or before thirty days following recordation of a Final Map for the Project, unless otherwise extended.

5.2 Seller's Extensions. If it appears that the final approval process will extend beyond October 1, 2010, no later than August 1, 2010, the Seller shall have the right to extend the escrow for not to exceed an additional six months, condition upon the payment by buyer of two additional $50,000 payments, with the first payment due no later than October 1, 2010, and the next payment no later than January 1, 2011. These payments shall be credited to the Purchase Price if the escrow closes, and shall be deemed nonrefundable if it does not.

5.3 Buyer's Change of Close. If the final mapping process is completed in less than 14 months, Seller will grant Buyer up to an additional 90 days to close, but not to exceed the 14 months originally anticipated. (e.g. Final map records in month 6, Buyer will have 90 more days to close; final map in month records in month 13, Buyer will have 30 days to close, etc.)

5.4 Delivery of Possession. Upon Closing, Seller shall convey title to the Property to Buyer, subject only to the Permitted Exceptions, and Seller shall deliver to Buyer exclusive possession of the Property. Without limiting the foregoing, Seller shall deliver the Property to Buyer free of any and all tenants or lessees, including any holdover tenants or lessees, and any and all other parties claiming an interest in or a right to occupy the Property.

5.5 Seller shall have an option to participate in the Project as an investor upon recordation of the Final Map, as long as notice is given no later than August 1, 2010, that Seller desires to maintain that participation. Seller may select and contribute an amount equal to, but not to exceed 50% of the total Project equity, and obtain an interest in the Property as a co-partner with Buyer in the development of the Property.

5.6 At the sole option of Seller, Seller may agree to participate as an investor in this Project, under terms and conditions specified by her

6. Closing Costs and Prorations.

6.1 Closing Costs. Buyer shall pay all premiums for the Title Policy above those charged for a standard CLTA policy, which costs shall be paid by Seller. Buyer shall pay all recording costs and all City and County transfer taxes (including documentary transfer taxes) payable in connection with the purchase and sale of the Property. Buyer and Seller shall each pay one-half of all Escrow fees in connection with the purchase and sale of the Property. All other Closing costs related to the transaction shall be paid by Buyer. Escrow Holder shall notify Buyer and Seller in writing of their respective shares of such costs at least three (3) business days prior to the Closing Date.

6.2 Prorations. All non-delinquent general and special real property taxes, bonds and assessments with respect to the Property, including, without limitation, any and all assessments with respect to any applicable Mello-Roos (community facilities) districts or assessment districts, shall be prorated through Escrow between Buyer and Seller as of the Closing based upon the latest available tax bills using customary escrow procedures. Escrow shall provide all prorations according to usual custom and practice. If the regular tax bill or bills for the Property for the fiscal year in which the Escrow closes are not available as of the Closing, Buyer and Seller shall re-prorate all such general and special real property taxes, bonds and assessments for the Property between themselves outside of Escrow based upon the then current fiscal year's regular tax bill(s) within thirty (30) days after the date such regular tax bill(s) are actually received by the Parties.

6.3 California Withholding. Seller acknowledges that withholdings required by law may be withheld and instructs escrow holder to provide such forms as are necessary for such determination to be made.

7. Deposits by Seller. No later than two (2) business days prior to the Closing Date, Seller shall deposit with Escrow Holder:

7.1 An acceptable Grant Deed, subject only to the Permitted Exceptions;

7.2 An Assignment and Bill of Sale of all interests in the Project.

7.3 Any applicable Federal or State tax forms or affidavits.

7.4 Any and all affidavits, undertakings, certificates or other documents customarily required by the Title Company in order to cause it to issue the Title Policy; and

7.5 Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer or Escrow Holder may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Property to Buyer.

8. Deposits by Buyer. Prior to the Closing, Buyer shall deposit with Escrow Holder the following:

8.1 Immediately available funds, in the amount of the Purchase Price, less Deposits paid and Buyer's share of Closing Costs and prorations.

8.2 Accounting records as required herein in this Agreement.

8.3 Such other instruments or documents as Escrow Holder may reasonably request or may be necessary to effect the sale, assignment, transfer, conveyance and delivery of the Property to Buyer.

9. Conditions to Closing.

9.1 Conditions to Buyer's Obligations. The Closing and Buyer's obligation to purchase the Property are subject to the satisfaction of the following conditions or Buyer's written waiver of such conditions on or before the Closing Date. Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

(a) Seller shall have performed all obligations to be performed by Seller pursuant to this Agreement prior to Closing.

(b) Seller's representations and warranties set forth herein shall be true and correct as of the Closing.

(c) The Title Company shall be committed to issue to Buyer, as of the Closing Date, the Title Policy.

(d) Prior to the Closing Date, there shall have been no material adverse changes in the condition, status or fitness of the Property for Buyer's intended use or in the facts or circumstances concerning the Property.

(e) Seller will cooperate, during escrow in assisting with project development, all being done in her name, until close of escrow, at no charge to Seller.

9.2 Conditions to Seller's Obligations. Closing and Seller's obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the conditions that as of the Closing Date:

(a) Buyer shall have performed all obligations to be performed by Buyer pursuant to this Agreement prior to Closing.

(b) Buyer's representations and warranties set forth herein shall be true and correct as of the Closing.

(c) Buyer shall provide Mechanic's Lien Releases for all services provided on the Project during the term of this Agreement.

9.3 Except for Seller's future performance, Buyer releases all contingencies.

10. Closing.

10.1 Escrow Holder's Actions. Upon the Closing Date, Escrow Holder shall hold the items to be deposited by each of the parties, and shall perform such services as required by the Agreement, recording, delivering to, or otherwise using any of the documents required by the parties.

10.2 Escrow Cancellation Charges. If the Closing does not occur because of the default of a Party, the defaulting Party shall bear all Escrow Cancellation Charges. If the Closing does not occur for any reason other than the default of a party, then Buyer shall pay any Escrow Cancellation Charges. As used herein, "Escrow Cancellation Charges" means all fees, charges and expenses incurred by Escrow Holder or third parties engaged by Escrow Holder, as well as all expenses related to the services of the Title Company in connection with the issuance of the Preliminary Report and other title matters.

10.3 Conveyance and Possession. Upon Closing, Seller shall convey title to the Property to Buyer, subject only to the Permitted Exceptions, and Seller shall deliver to Buyer exclusive possession of the Property.

11. Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer:

11.1 Seller owns the Property in fee simple absolute and has good and marketable title to such Property, subject to no liens, claims or encumbrances other than those disclosed in the Preliminary Report. Seller has not alienated, encumbered, transferred, optioned, leased, assigned, transferred or otherwise conveyed its interest or any portion of its interest in the Property or any portion thereof except as set forth in the Preliminary Report, nor has Seller entered into any agreement (other than this Agreement) so to do. Sale of the property includes taking title with the pending County and other agency approval processes.

11.2 Seller is a revocable trust organized, validly existing and in good standing under the laws of the State of California. Seller has full capacity, right, power and authority to enter into this Agreement and to perform its obligations hereunder.

11.3 This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Seller is a party or to which Seller is bound. No consent from any third party is required before any of the Property may be conveyed to Buyer.

11.4 The Property is not in violation, nor has been or is currently under investigation for violation of any federal, state or local law, ordinance or regulation including, without limitation, any relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under or about the Property ("Environmental Law") including, but not limited to, soil and groundwater conditions; the Property has not been subject to a deposit of any Hazardous Substance; neither Seller nor any third party has used,

generated, manufactured, stored or disposed in, at, on, under or about the Property or transported to or from the Property any Hazardous Substance; there has been no discharge, migration or release of any Hazardous Substance from, into, on, under or about the Property; and there is not now, nor has there ever been on or in the Property underground storage tanks or surface impoundments, any asbestos-containing materials or any polychlorinated biphenyls used in hydraulic oils, electrical transformers or Other equipment.

11.5 Seller is not in default under, and Seller has received no notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to the Property.

11.6 There is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain or condemnation proceeding, proceeding to establish a new assessment district or increase the assessments imposed by an existing assessment district, or zoning change proceeding, pending or threatened in writing, or any judgment, moratorium or other government policy or practice which affects the Property or Buyer's anticipated use and/or development of the Property. Property is subject to future review, the results of which cannot be guaranteed by Seller.

11.7 There are no lawsuits, claims, suits, proceedings or investigations pending or threatened in writing against or affecting Seller or any of the Property nor is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Property. There is no action, suit or proceeding pending or threatened which questions the legality or propriety of the transactions contemplated by this Agreement. Buyer is aware of public responses to the pending subdivision development process.

11.8 Seller has made no oral or written commitments or representations to, or understandings or agreements with, any person, firm or entity, any adjoining property owner or any governmental Authorities which would in any way be binding on Buyer or would interfere with Buyer's ability to develop and improve the Property with a residential development, and Seller shall not make or enter into any such

commitment, representations, understandings or agreements, without Buyer's written consent.

11.9 Seller has disclosed or made available to Buyer all information in Seller's possession or known to Seller concerning the Property.

11.10 There are no liens (including without limitation, mechanics liens), claims, encumbrances, easements, covenants, conditions, restrictions or other matters of record affecting title to the Property which are not disclosed in the Preliminary Report, and except as disclosed in the Preliminary Report, there are no special assessments (whether from an assessment district, facilities district, or otherwise) against the Property nor has Seller received any written notice of any special assessments being contemplated. Seller is not aware of any other assessment districts or areas that are being formed or contemplated.

11.11 There are no endangered species or protected natural habitat, flora or fauna located on the Property, nor are there any areas of the Property that are or could be designated as wetlands.

11.12 Neither Seller, nor any entity or person that directly or indirectly owns or controls Seller is bankrupt or insolvent under any applicable Federal or state standard, nor has any such party filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has any such party been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transactions described in this Agreement with intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

11.13 Neither this Agreement nor any of the Exhibits hereto, nor any document, certificate, or statement referred to herein or furnished by Seller to Buyer in connection with the transaction contemplated herein (whether delivered prior to, simultaneously with, or subsequent to the execution of this Agreement) contain any untrue statement of material fact or omit to state a material fact in any way concerning the Property or otherwise affecting or concerning the transactions contemplated hereby.

All representations, warranties and covenants of Seller in this Agreement are made as of the date of this Agreement and as of the Closing and shall survive the Closing and the recordation of the Grant Deed for a period (the "Limitations Period") expiring on the later of (i) one (1) year from the recordation of the Grant Deed, or (ii) the issuance of the certificate or certificates of occupancy for all improvements constructed on the Property. It shall be a material default hereunder if Seller is unable to make such representations and warranties truthfully as of the Closing Date.

11.14 Seller's subdivision map development is not yet concluded. Buyer will pay the costs of continuing the development plan (i.e, Seller's planner, project counsel, architect, engineer, etc.) through Closing. Buyer accepts the project in its "as is" condition.

12. Representations and Warranties of Buyer. Buyer makes the following representations, warranties and covenants to Seller:

12.1 Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of California. Buyer has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Buyer have the right, power and authority to do so, which authorization shall be provided to Seller before Closing.

12.2 This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. This Agreement does not violate any provision of any material agreement or document to which Buyer is a party or to which Buyer is bound.

12.3 All representations and warranties of Buyer in this Agreement are made as of the date of this Agreement and as of the Closing, and shall survive the Closing and the recordation of the Grant Deed for the Limitations Period, as defined above. It shall be a material default if Buyer is unable

to make such representations and warranties truthfully as of the Closing Date.

13. Notification by Seller of Certain Matters. During the period prior to the Closing Date, Seller shall promptly advise Buyer in writing of any material adverse change in the condition of the Property, the occurrence of any event or the discovery of any fact which would render any representation or warranty of Seller to Buyer in this Agreement untrue or materially misleading, and any written notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

14. Seller's Covenant Not to Further Encumber the Property. Seller shall not, directly or indirectly, alienate, encumber, transfer, option, lease, assign, sell, or convey its interest or any portion of such interest in the Property or any portion thereof, or enter into any agreement to do so, so long as this Agreement is in force. Seller shall timely discharge, prior to the Closing, any and all obligations relating to work performed on or conducted at or materials delivered to Property from time to time by Seller, or at Seller's direction or on its behalf, in order to prevent the filing of any claim or mechanic's lien with respect to such work or materials. A default under any contract to purchase the Property or any existing encumbrance shall, at Buyer's option, constitute a default hereunder.

15. Additional Contract Rights.

15.1 Balance of Purchase Price shall be paid all in cash, except for deposits previously credited.

15.2 Not as additional consideration, but on its own account, Buyer shall pay for all expenses and costs incurred in the completing of the Final Map process with the County of Santa Barbara and any other governmental agency. It is anticipated that these costs and expenses may exceed $400,000. All of these expenses are on the account of Buyer and are for their benefit. Buyer will hold the Property free of any Mechanic's Liens or any expenses incurred.

15.3 Seller will have her choice of one of the six newly constructed homes to be completed to her specifications. Buyer will build this home at its cost and transfer it to Seller while receiving a credit towards the

purchase price for the actual Building Costs of that lot only. The Accountings shall separately list the Building Costs of that lot. This right will be confirmed by a recorded Option, if not previously concluded prior to the Closing Date.

15.4 Seller will have the option to stay in the development and sale of the Project, or as separate lots, as an investor once the Final Map is recorded. Not late than August 1, 2010, Seller will give notice of approximately how much participation she would like to maintain, not to exceed 50% of the total project equity.

15.5 Seller may assist Buyer with financing by pledging interest in her property to cover construction and development costs, on terms acceptable to Seller. Use of proceeds will be completely controlled by Seller and all accounting of those proceeds will be done by Seller or her accountant. Interest and accounting fees will be paid by Buyer as their costs.

15.6 Survival. The terms, conditions and covenants set forth in this Section 15 shall survive the Closing and the recordation of the Grant Deed.

16. Damage or Destruction. If any damage or destruction to any of the Property occurs prior to Closing, Seller shall immediately give Buyer written notice of such damage or destruction, and Buyer shall have the option, exercisable within ten (10) calendar days thereafter either to (i) terminate the Escrow, in which case Escrow Holder shall immediately return all documents, instruments and monies to the Party which deposited same in respect of the Closing, or (ii) accept the Property in its condition at that time, and to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction with a commensurate reduction in the Purchase Price. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any such insurance claims without Buyer's prior written consent.

17. Condemnation. If prior to the Closing all or any portion of the Property is subject to an actual or threatened taking by a public authority, by the power of eminent domain or otherwise, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) calendar days after Buyer's receipt of written notice of such taking, either to (i) terminate Escrow, in which case Escrow Holder shall immediately

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return all documents, instruments and monies to the Party which deposited same in respect of the Closing, or (ii) to accept the applicable portion of the Property in its then condition, and to receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

18. Remedies.

18.1 If Seller defaults hereunder, or the Closing does not occur by reason of Seller's default hereunder, then Buyer shall be entitled to pursue any remedies to which Buyer may be entitled under this Agreement, at law and/or in equity, including without limitation, the right to specifically enforce this Agreement, to record a notice of pendency of action against any of the Property and/or to terminate this Agreement, have the Deposit returned, enforce the springing rights granted under the Termination Agreement and pursue an action for damages.

18.2 BUYER AND SELLER AGREE THAT IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF BUYER'S DEFAULT, BREACH OR FAILURE TO PERFORM (NOT DUE TO SELLER'S WRONGFUL ACTS OR OMISSIONS OR SELLER'S BREACH) HEREUNDER, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, THE DEPOSIT AND ADDITIONAL PAYMENTS AND ADDITIONAL CONSIDERATION ARE A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER'S DEFAULT, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. ACCORDINGLY, BUYER AGREES THAT UPON BUYER'S RECEIPT OF NOTICE OF SUCH DEFAULT OR BREACH FROM SELLER, WHICH NOTICE SHALL SPECIFY THE BREACH IN DETAIL, AND FAILURE BY BUYER TO CURE SAID BREACH, DEFAULT OR FAILURE TO PERFORM WITHIN TEN (10) DAYS AFTER RECEIPT OF SUCH NOTICE, AND CLOSING FAILS TO OCCUR BECAUSE OF SUCH BREACH, DEFAULT OR FAILURE TO PERFORM, SELLER SHALL RETAIN THE OPTIONS DEPOSITS PAID, AND ANY SERVICES PROVIDED TO DATE, AS SELLER'S SOLE REMEDY, ON CONDITION THAT BUYER VACATE THE PROPERTY AND LEAVE IT IN ITS THEN "AS IS" CONDITION, WITHOUT DAMAGE OR RETRIBUTION. SUCH SELECTION SHALL BE THE SELLER'S SOLE REMEDY IN THE EVENT OF ANY SUCH MATERIAL BREACH OF DEFAULT BY BUYER AND THE RETAINED AMOUNTS SHALL INCLUDE THE DEPOSITS ALL PAID.

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Initials of Buyer: ___l___ Initials of Seller: ________

19. Real Estate Brokerage Commission. Seller and Buyer each represents and warrants to the other that it has not dealt with or been represented by any brokers or finders in connection with the purchase and sale of the Property. Each Party shall indemnify and hold the other free and harmless from any broker claim.

20. Miscellaneous.

20.1 Assignment. Seller shall not be entitled to assign this Agreement and its rights and obligations hereunder without obtaining Buyer's prior written consent, which may be withheld in Buyer's sole and absolute discretion.

20.2 No Modifications. No addition to or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Seller and Buyer.

20.3 Construction of Agreement. Each Party acknowledges that it is freely and voluntarily entering into this Agreement, un-coerced by any other person and that it has been afforded the opportunity to obtain the advice of legal counsel of its choice with regard to this Agreement in its entirety and understands the same. Each Party and/or attorneys for each Party has/have participated in the drafting and preparation of this Agreement. Therefore, the provisions of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if both Parties equally prepared this Agreement.

20.4 Headings. The paragraph headings herein are used only for the purpose of convenience only and shall not be deemed to limit the subject of the sections or paragraphs of this Agreement or to be considered in their construction. Unless otherwise specifically referring to another instrument or document, references to "Sections" and "Subsections" refer to the Sections and Subsections of this Agreement.

20.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the venue in any proceeding shall be Santa Barbara County.

20.6 Time of the Essence. Time is of the essence of each and every provision of this Agreement. Unless business days are expressly provided for, all references to "days" herein l

shall refer to consecutive calendar days. If the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or federal, state or legal holiday.

20.7 Successors and Assigns. All of the provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties.

20.8 Joint and Several Liability. If Seller or Buyer defaults or is in breach of any of the terms or conditions of this Agreement, all of the breaching parties , shall be jointly and severally liable for the performance and/or satisfaction of such defaulting party's obligations under this Agreement.

20.9 Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the terms of this Agreement. Without limiting the generality of the foregoing, Seller shall cooperate with Buyer by executing such documents and providing to Buyer or the appropriate regulatory agency such items as Buyer or the appropriate regulatory agency may reasonably request so as to facilitate Buyer's development of the Property.

20.10 No Waiver. The waiver by one Party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such Party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

20.11 Severability. If any provision of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

20.12 Gender and Number. In this Agreement, the masculine, feminine and neuter genders and the singular and the plural include one another, unless the con-text requires otherwise.

20.13 Entire Agreement. This Agreement and Option constitute the entire agreement between the Parties pertaining to the subject matter hereof and shall supersede all prior and contemporaneous drafts agreements, representations, negotiations and understandings of the parties, oral or written.

20.14 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other Party. Counterparts may be delivered by facsimile provided that original executed counterparts are delivered to the recipient on the next business day following the facsimile transmission.

20.15 Attorneys' Fees. If any action or proceeding is instituted to enforce or interpret any provision of this Agreement, the prevailing Party therein shall be entitled to recover its attorneys' fees and costs from the losing party.

20.16 Notices. Any notice to be given hereunder to either Party or to Escrow Holder shall be in writing and shall be given either by personal delivery (including express or courier service), telecopiers transmission or by registered or certified mail, with return receipt requested, postage prepaid and addressed as follows:

To Seller at: Terri A. Hourigan, Trustee
617 S. Cove Dr. #5
Cedar City, UT

With a copy to: David W. Magnusson, Esq.
Haws Record & Magnusson, LLP
201 E. Figueroa Street
Santa Barbara, California 93101
Facsimile: (805) 965-5669

To Buyer at: EMPYREAN HOLDINGS.INC.

11200 Westheimer Road Suite 900

Houston, TX 77042

With a copy to: Not required

To Escrow Holder: Land America/Lawyer's Title
1435 Anacapa St.
Santa Barbara, CA 93101

Either Party may, by written notice to the others and to Escrow Holder, designate a different address to substitute for the one specified above. Any such notice shall be deemed to have been delivered upon its receipt or upon the second attempt at delivery, as evidenced by the facsimile confirmation in the case of notice by telecopier, or by the regular records of the person or entity attempting delivery, in all other cases.

20.17 Relationship of Parties. The Parties agree that their relationship is that of Seller and Buyer, respectively, and that nothing contained herein shall make either Party the fiduciary of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the Parties, including without limitation a joint venture or partnership, nor is either Party granted any right or authority to assume or create any obligation or responsibility on behalf of the other Party, nor shall either Party be in any way liable for any debt of the other.

20.18 deleted.

20.19 Survival. The agreements, representations, covenants and warranties of the Parties contained herein shall survive the Closing and the delivery of the Grant Deed for the Limitations Period.

20.20 Confidentiality. The Parties agree to keep this Agreement and all of its terms (collectively, the "Confidential Information") confidential; provided, however, either Party may disclose the Confidential Information to its respective attorneys, accountants, consultants, prospective partners and prospective lenders. All information obtained

pursuant to this Agreement by any Party from another party (including, but not limited to, the Confidential Information) shall be and remain confidential, regardless of whether a Closing occurs, except for: (i) information which is required to be disclosed by applicable law, (ii) information which is reasonably required to be disclosed to enforce the rights of the disclosing party under this Agreement; or (iii) information which becomes a part of the public domain other than by a breach of this Section.

20.21 Exchange. Upon the request of either party (the "Exchangor"), the non-exchanging party (the "Other Party") agrees to reasonably cooperate with Exchangor in consummating the purchase and sale of the Property as part of a simultaneous or delayed tax- deferred exchange:(the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided, however, that (i) the Other Party shall not be required to take title to any property other than the Property; (ii) the Closing shall not be delayed or extended thereby; (iii) the Other Party's cooperation shall in no way imply that the Other Party has made any determination as to the validity of the proposed Exchange as Exchangor agrees to rely entirely on its own professional advisors to make such determination; (iv) the Other Party shall not be required to assume any liabilities as a result of the Exchange that are in addition to those which would exist if the transaction were effectuated as a purchase or sale by the Exchangor and not as an Exchange; (v) the Exchangor shall submit all documents or instruments which the Other Party is required to sign to acknowledge that Exchangor is completing an Exchange to the Other Party for its review no later than five (5) business days prior to the Closing; and (vi) the Exchangor shall indemnify, defend, protect and hold the Other Party harmless from and against any and all claims, loss, cost, damage, or expense (including, without limitation, attorneys' fees) incurred by the Other Party and arising out of or relating to the Exchangor' s participation in the Exchange. Notwithstanding anything to the contrary contained in this Agreement, Exchangor shall have the right to assign its rights and obligations hereunder to an accommodation entity (the "Intermediary"), who will cause the Closing to occur on Exchangor's behalf; provided, however, all of the Exchangor' s liabilities, representations and warranties under this Agreement shall remain those of the Exchangor' s. Performance by an Intermediary in effectuating an Exchange will be treated as if such performance was made by Exchangor and the Exchangor shall remain the primary obligor for the full and timely performance of all obligations of the Exchangor under this Agreement. In the

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event of any breach of such representations, warranties, covenants or other obligations, the Other Party shall proceed directly against the Exchangor.

IN WITNESS THEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

EMPYREAN HOLDINGS, INC.

By: ______________________ Date: July 7 2009.
Robert L.Lee
Title: President and CEO

By: ______________________ Date: July 7 2009
Robert L.Lee
Title: Secretary

SELLER:

TERRI A. HOURIGAN 2003
REVOCABLE TRUST DATED MAY 23,2003

By ______________________ 7-8-09
Terri A. Hourigan
Title: Trustee

ACCEPTANCE BY ESCROW HOLDER:

________________________________ hereby acknowledges that it has received a fully executed counterpart of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions ("Agreement") and Option, and agrees to act as Escrow Holder under the Agreement and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

____

By____________________________

Title:_________________________